Exhibit 99.1

EARNINGS RELEASE	October 26, 2005

NORTHWEST PIPE REPORTS

THIRD QUARTER RESULTS

Portland, Oregon, October 26, 2005…Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the third quarter of 2005. Sales were a record $86.8 million compared to $75.3 million in the third quarter of 2004. The Company reported quarterly net income of $4.0 million, or $0.56 per diluted share, compared to $3.9 million, or $0.58 per diluted share, in the third quarter of 2004. Sales reached a new high in spite of some storm-related issues that resulted in the temporary shutdown of the Company’s Texas and Louisiana facilities and some disruption in raw material deliveries. Earnings were positively impacted by a change in the Company’s effective tax rate due to federal and state legislative changes during the quarter. These changes will result in an expected effective tax rate of approximately 36.0% for the year.

Beginning this quarter, the Company will report financial results for the Fabricated Products Group independently. This Group manufactures propane tanks and other fabricated metal parts in its Monterrey, Mexico facility. This Group was previously reported as part of the Tubular Products Group.

Water Transmission

Sales in the Water Transmission Group were $61.7 million in the third quarter of 2005, compared to $46.2 million for the third quarter last year and $60 million in the second quarter of this year. This is the highest sales ever recorded by the Water Transmission Group. Gross profit for this Group was $12.7 million, or 20.6% of sales, compared to $8.9 million, or 19.3% of sales, last year and compared to $12.5 million for the second quarter of this year.

“The Water Transmission Group continued to perform very well during the quarter,” said Brian W. Dunham, president and CEO. “Revenues were not as strong as we had originally expected, but, overall, our facilities operated at very good production levels. Gross profit improved due to high capacity utilization during the quarter.”

Tubular Products

The Tubular Products Group’s sales were $20.5 million in the third quarter of 2005. While this is down significantly compared to $26.1 million reported for the third quarter last year, it is generally consistent with sales last quarter and with our expectations. Gross profit was $1.1 million in the third quarter of 2005 compared to $5.0 million in the third quarter of 2004. Again, however, gross profit as a percent of sales improved over the results achieved last quarter.

“Last year was outstanding for tubular products, particularly during the second and third quarters,” noted Dunham. “All current results will pale next to prior year comparisons. As we work to improve our Tubular Products business, the more relevant comparisons are sequential rather than year over year. Our sales for this quarter are nearly the same as last quarter and, importantly, our margin has improved from 3.8% to 5.3%. We believe we are on the right track as we continue to make cost improvements and fine tune our product mix. Eventually, we expect to be back to double-digit margins in this business.”

Fabricated Products

Sales in the Fabricated Products Group were $4.5 million in the third quarter of 2005, compared to $2.9 million for the third quarter last year. The gross profit for this Group was $454,000, or 10.0% of sales, compared to $125,000, or 4.2% of sales, last year.

“The Fabricated Products Group’s revenue and gross profit improvement is primarily the result of an improved market for our propane tanks. We have seen a slow improvement in pricing for this group that began late in the second quarter of 2005. Also, production efficiency improvements implemented early in 2005 are beginning to favorably impact this Group’s results,” concluded Dunham.

Outlook

Water transmission project bidding activity decreased significantly in the third quarter from our expectations. Almost $100 million of projects were postponed into 2006. Accordingly, bookings in the quarter were much lower than expected and backlog was $126 million as of September 30, 2005. “We have seen a significant number of job delays,” stated Dunham. “Postponements are a routine part of our business and, while this is an unwelcome development, the good news is that we still expect 2005 to be a strong market year and we still have a strong backlog. There are many projects yet to bid during the fourth quarter. Based on the anticipated level of market activity, our leading market share and current production schedules, we expect a solid fourth quarter and a backlog at the end of the year that is fairly close to our current backlog.”

Our tubular products markets have been slow all year. We expect this to continue into the first quarter, although we have seen some signs of improvement in certain product lines. “We announced price increases for most of our products, beginning in September or October, which should help offset any steel cost increases and slowly rebuild our gross margin percentage in the coming quarters. We continue to make changes in our product offerings, inventory and production processes to improve the profitability of this segment, in spite of less than ideal volumes,” continued Dunham. “We believe we will see a small amount of seasonal decline in sales in the fourth quarter, but continued improvement in margin.”

Our Fabricated Products Group is expected to produce another strong quarter in the fourth quarter of 2005. “This business is seasonal and, unlike our other businesses, generally peaks in the fourth quarter. Strong market conditions, good pricing and increased productivity should lead to another solid quarter for this Group,” indicated Dunham.

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in three business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Net Sales:
Water Transmission	$61,747	$46,242	$177,743	$120,154
Tubular Products	20,486	26,073	62,932	83,231
Fabricated Products	4,521	2,949	11,263	8,236

Net Sales	86,754	75,264	251,938	211,621
Cost of Sales:
Water Transmission	49,038	37,322	142,242	97,365
Tubular Products	19,410	21,046	58,972	72,024
Fabricated Products	4,067	2,824	10,563	7,860

Total Cost of Sales	72,515	61,192	211,777	177,249
Gross Profit:
Water Transmission	12,709	8,920	35,501	22,789
Tubular Products	1,076	5,027	3,960	11,207
Fabricated Products	454	125	700	376

Gross Profit	14,239	14,072	40,161	34,372
Selling, General and Administrative	6,633	5,989	19,166	16,593

Operating Income	7,606	8,083	20,995	17,779

Interest Expense	1,897	1,679	5,499	4,558

Income Before Income Taxes	5,709	6,404	15,496	13,221

Provision for Income Taxes	1,733	2,466	5,501	5,090

Net Income	$3,976	$3,938	$9,995	$8,131

Basic Earnings per Share	$0.58	$0.59	$1.48	$1.23

Diluted Earnings per Share	$0.56	$0.58	$1.42	$1.21

Shares Used in Per Share Calculation:
Basic	6,822	6,627	6,762	6,601

Diluted	7,112	6,791	7,050	6,735